Exhibit 5.9

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

August 10, 2012

Health Management Associates, Inc.

5811 Pelican Bay Boulevard, Suite 500

Naples, FL 34108-2710

Re:	Health Management Associates, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Tennessee counsel to HMA Fentress County General Hospital, LLC, a Tennessee limited liability company (the “Tennessee Guarantor”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Health Management Associates, Inc., a Delaware corporation (the “Company”) and certain direct and indirect wholly-owned subsidiaries of the Company listed as co-registrants thereto, including the Tennessee Guarantor (collectively, the “Guarantors”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in connection with the offering by the Company of up to $875,000,000 aggregate principal amount of its 7.375% Senior Notes due 2020 (the “Exchange Notes”) issued pursuant to the Indenture dated November 18, 2011, by and among the Company, the Guarantors and U.S. Bank, National Association, as trustee, governing the Exchange Notes (the “Indenture”) and the guarantees of the Company’s payment obligations under the Exchange Notes (each, a “Guarantee”) by the Guarantors, in exchange for a like principal amount of the Company’s outstanding 7.375% Senior Notes due 2020 (the “Outstanding Notes”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified as being true and complete copies of the originals, of the Indenture and such corporate records of the Tennessee Guarantor, such certificates of public officials and such other documents as we have deemed it necessary or appropriate to review for purposes of this opinion letter. As to factual matters, we have assumed the correctness of and relied upon the recitals, statements, representations and warranties of the parties contained in the Indenture and in certificates provided pursuant to or in connection with the Indenture or otherwise provided to us, and we have made no independent inquiries or investigations. For purposes of the opinions on the existence and good standing of the Tennessee Guarantor, we have relied solely upon a certificate of existence issued by the Tennessee Secretary of State of recent date.

bassberry.com

August 10, 2012

In making such examination and in expressing our opinions, we have further assumed, without investigation or inquiry:

(a) the legal capacity of all natural persons, and

(b) that all signatures on any executed documents furnished to us are genuine, all original documents submitted to us are authentic originals and all certified or other reproductions of documents submitted to us conform to the original documents.

Based upon the foregoing and subject to the assumptions, limitations and qualifications herein set forth, we are of the opinion that:

1. The Tennessee Guarantor is a validly existing Tennessee limited liability company, in good standing under the laws of the State of Tennessee,

2. The Tennessee Guarantor has the necessary limited liability company power and limited liability company authority to enter into and perform its obligations under the Indenture.

3. The execution and delivery of the Indenture and the performance by the Tennessee Guarantor of each of its agreements therein have been duly authorized by all necessary limited liability company action on the part of the Tennessee Guarantor.

The opinions expressed herein are limited to the laws of the State of Tennessee. Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention. We express no opinion as to (i) compliance with Section 48-249-306 of the Tennessee Revised Limited Liability Company Act insofar as the incurrence of obligations by the Tennessee Guarantor pursuant to or in connection with the Indenture may be deemed to be a distribution by the Tennessee Guarantor or (ii) the authorization by the Tennessee Guarantor of any obligation of the Tennessee Guarantor with respect to any Additional Notes (as defined in the Indenture).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. We further consent to the reliance on this opinion by Harter Secrest & Emery LLP for the purpose of delivering its opinion to be filed as Exhibit 5.9 to the Registration Statement, as to the enforceability of the Indenture and the Exchange Notes. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Bass, Berry & Sims, PLC